Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Tom Shaw, CFA Under Armour, Inc. Tel: 410.843.7676 Media: Diane Pelkey Under Armour, Inc. Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER NET REVENUES GROWTH OF 27%;

RAISES FULL YEAR OUTLOOK

•	Second Quarter Net Revenues Increased 27% to $369 Million

•	Second Quarter Diluted EPS Increased 6% to $0.06, Adjusted for the Company’s Two-for-One Stock Split

•	Company Raises 2012 Net Revenues Outlook to a Range of $1.80 Billion to $1.82 Billion (+22% to +24%)

•	Company Raises 2012 Operating Income Outlook to a Range of $205 Million to $207 Million (+26% to +27%)

Baltimore, MD (July 24, 2012) – Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2012. Net revenues increased 27% in the second quarter of 2012 to $369 million compared with net revenues of $291 million in the prior year’s period. Net income increased 7% in the second quarter of 2012 to $7 million compared with $6 million in the prior year’s period. Net income growth trailed net revenues growth, primarily due to a planned shift of marketing expenses into the second quarter. Diluted earnings per share for the second quarter of 2012 were $0.06 on weighted average common shares outstanding of 106 million compared with $0.06 per share on weighted average common shares outstanding of 105 million in the prior year’s period. Diluted earnings per share calculations for both periods reflect the Company’s two-for-one stock split distributed on July 9, 2012.

Second quarter apparel net revenues increased 23% to $253 million compared with $205 million in the same period of the prior year, driven by strength across Men’s, Women’s, and Youth apparel businesses. Direct-to-Consumer net revenues, which represented 29% of total net revenues for the second quarter, grew 35% year-over-year. Second quarter Footwear net revenues increased 44% to $67 million from $47 million in the prior year’s period, primarily driven by new 2012 running styles, including the debut of UA Spine. Second quarter accessories net revenues increased 21% to $39 million from $32 million in the prior year’s period.

Kevin Plank, Chairman, CEO, and President of Under Armour, Inc., stated, “Our heightened attention to innovation across all of our product lines continues to resonate with consumers. Our broad-based success during the quarter reflects our ability to build upon platform technologies such as Charged Cotton, while introducing new ideas such as ColdBlack. In Women’s, we are redefining how the female athlete looks at our Brand with the strong introductions of our Studio line and Armour Bra. We are also excited about gaining momentum in the footwear space with game-changing products such as our $130 Highlight football cleat and the just-launched UA Spine running shoe.”

Gross margin for the second quarter of 2012 was 45.9% compared with 46.3% in the prior year’s quarter, primarily reflecting less favorable North American apparel and accessories product margins, partially offset by less sales discounts and allowances. Selling, general and administrative expenses as a percentage of net revenues were 42.7% in the second quarter of 2012 compared with 42.4% in the prior year’s period, reflecting the planned shift in marketing expenses. Marketing expenses for the second quarter of 2012 were 12.6% of net revenues compared with 11.7% in the prior year’s quarter. Second quarter operating income grew 3% to $12 million compared with $11 million in the prior year’s period.

Balance Sheet Highlights

Cash and cash equivalents increased 19% to $143 million at June 30, 2012 compared with $120 million at June 30, 2011. The Company had no borrowings outstanding under its $300 million revolving credit facility at June 30, 2012. Inventory at June 30, 2012 increased 22% to $381 million compared with $311 million at June 30, 2011. Long-term debt increased to $74 million at June 30, 2012 from $37 million at June 30, 2011, primarily driven by the acquisition of the Company’s corporate headquarters in July 2011.

Updated 2012 Outlook

The Company had previously anticipated 2012 net revenues in the range of $1.78 billion to $1.80 billion, representing growth of 21% to 22% over 2011, and 2012 operating income in the range of $203 million to $205 million, representing growth of 25% to 26% over 2011. Based on current visibility, the Company now expects 2012 net revenues in the range of $1.80 billion to $1.82 billion, representing growth of 22% to 24% over 2011, and 2012 operating income in the range of $205 million to $207 million, representing growth of 26% to 27% over 2011. The Company now expects an effective tax rate at the lower end of previously provided full year guidance of 37.5% to 38.0%, compared to an effective tax rate of 38.2% for 2011. Adjusted for the two-for-one stock split, the Company anticipates fully diluted weighted average shares outstanding of approximately 106 million to 107 million for 2012.

Mr. Plank concluded, “As we head into the second half of the year, the opportunities for our Brand have never been greater. Sustaining our momentum in Footwear and Women’s will be a priority and we are elevating the messaging behind these opportunities to help drive further awareness with our consumers. This month, we took the next step to introduce the Brand to the global stage with our sponsorship of Tottenham Hotspur Football Club of the Barclays Premier League. Finally, as we announced last month, we are excited to welcome two new members to our Board, Brenda Piper and Admiral Eric Olson (Ret.), and look forward to their contributions.”

Conference Call and Webcast

The Company will provide additional commentary regarding its second quarter results as well as its updated 2012 outlook during its earnings conference call today, July 24th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.ua.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

For the Quarter and Six Months Ended June 30, 2012 and 2011

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended June 30,				Six Months Ended June 30,
	2012	% of Net Revenues	2011	% of Net Revenues	2012	% of Net Revenues	2011	% of Net Revenues

Net revenues	$369,473	100.0%	$291,336	100.0%	$753,862	100.0%	$604,035	100.0%
Cost of goods sold	200,006	54.1%	156,557	53.7%	409,191	54.3%	324,205	53.7%

Gross profit	169,467	45.9%	134,779	46.3%	344,671	45.7%	279,830	46.3%

Selling, general and administrative expenses	157,747	42.7%	123,421	42.4%	308,548	40.9%	247,330	40.9%

Income from operations	11,720	3.2%	11,358	3.9%	36,123	4.8%	32,500	5.4%

Interest expense, net	(1,320)	(0.3%)	(297)	(0.1%)	(2,675)	(0.4%)	(876)	(0.2%)
Other income (expense), net	510	0.1%	(362)	(0.1%)	592	0.1%	(872)	(0.1%)

Income before income taxes	10,910	3.0%	10,699	3.7%	34,040	4.5%	30,752	5.1%
Provision for income taxes	4,242	1.2%	4,458	1.6%	12,711	1.7%	12,372	2.1%

Net income	$6,668	1.8%	$6,241	2.1%	$21,329	2.8%	$18,380	3.0%

Net income available per common share
Basic	$0.06		$0.06		$0.20		$0.18
Diluted	$0.06		$0.06		$0.20		$0.18

Weighted average common shares outstanding
Basic	104,324		103,170		104,085		103,028
Diluted	105,972		105,034		105,838		104,904

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change

Apparel	$252,849	$204,779	23.5%	$536,180	$435,263	23.2%
Footwear	67,425	46,885	43.8%	131,088	98,321	33.3%
Accessories	39,220	32,393	21.1%	68,855	55,930	23.1%

Total net sales	359,494	284,057	26.6%	736,123	589,514	24.9%
Licensing revenues	9,979	7,279	37.1%	17,739	14,521	22.2%

Total net revenues	$369,473	$291,336	26.8%	$753,862	$604,035	24.8%

NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change

North America	$348,898	$277,442	25.8%	$711,419	$573,519	24.0%
Other foreign countries	20,575	13,894	48.1%	42,443	30,516	39.1%

Total net revenues	$369,473	$291,336	26.8%	$753,862	$604,035	24.8%

Under Armour, Inc.

As of June 30, 2012, December 31, 2011 and June 30, 2011

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/12	As of 12/31/11	As of 6/30/11

Assets

Cash and cash equivalents	$142,928	$175,384	$119,684
Accounts receivable, net	175,249	134,043	139,590
Inventories	380,895	324,409	311,066
Prepaid expenses and other current assets	56,145	39,643	33,983
Deferred income taxes	22,078	16,184	17,004

Total current assets	777,295	689,663	621,327

Property and equipment, net	163,829	159,135	90,719
Intangible assets, net	5,222	5,535	3,449
Deferred income taxes	17,128	15,885	20,225
Other long term assets	41,215	48,992	30,469

Total assets	$1,004,689	$919,210	$766,189

Liabilities and Stockholders’ Equity
Accounts payable	$145,649	$100,527	$118,237
Accrued expenses	59,626	69,285	44,654
Current maturities of long term debt	42,387	6,882	5,567
Other current liabilities	3,876	6,913	4,095

Total current liabilities	251,538	183,607	172,553

Long term debt, net of current maturities	31,499	70,842	31,290
Other long term liabilities	32,519	28,329	23,880

Total liabilities	315,556	282,778	227,723

Total stockholders’ equity	689,133	636,432	538,466

Total liabilities and stockholders’ equity	$1,004,689	$919,210	$766,189

Under Armour, Inc.

For the Six Months Ended June 30, 2012 and 2011

(Unaudited; in thousands)

	Six Months Ended 6/30/12	Six Months Ended 6/30/11
Cash flows from operating activities
Net income	$21,329	$18,380
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	20,714	16,730
Unrealized foreign currency exchange rate (gains) losses	908	(2,984)
Stock-based compensation	10,350	7,134
Loss on disposal of property and equipment	400	19
Deferred income taxes	(6,980)	79
Changes in reserves and allowances	1,358	(3,700)
Changes in operating assets and liabilities:
Accounts receivable	(42,639)	(30,938)
Inventories	(57,572)	(95,802)
Prepaid expenses and other assets	(1,541)	(7,698)
Accounts payable	44,543	32,788
Accrued expenses and other liabilities	(5,658)	(9,385)
Income taxes payable and receivable	(12,047)	(8,296)

Net cash used in operating activities	(26,835)	(83,673)

Cash flows from investing activities
Purchase of property and equipment	(23,560)	(30,183)
Purchase of other long term assets	—	(1,153)
Purchase of long term investment	—	(3,940)
Change in restricted cash	(396)	—

Net cash used in investing activities	(23,956)	(35,276)

Cash flows from financing activities
Proceeds from term loan	—	25,000
Payments on long term debt	(3,838)	(4,086)
Excess tax benefits from stock-based compensation arrangements	12,693	6,260
Payments of deferred financing costs	—	(1,562)
Proceeds from exercise of stock options and other stock issuances	9,852	9,056

Net cash provided by financing activities	18,707	34,668
Effect of exchange rate changes on cash and cash equivalents	(372)	95

Net decrease in cash and cash equivalents	(32,456)	(84,186)

Cash and cash equivalents
Beginning of period	175,384	203,870

End of period	$142,928	$119,684